Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-4 filed with the Securities and Exchange Commission of our report dated January 31, 2003 on the financial statements of Monarch Community Bancorp, Inc. as of December 31, 2002 and 2001 and the periods ended December 31, 2002, 2001 and 2000.

/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
November 19, 2003